Filed Pursuant to Rule 424(b)(3)

File No. 333-189003

STATION CASINOS LLC

SUPPLEMENT NO. 3 TO

MARKET MAKING PROSPECTUS DATED JUNE 28, 2013

THE DATE OF THIS SUPPLEMENT IS MARCH 21, 2014

On March 21, 2014, Station Casinos LLC filed the attached Current Report on Form 8-K.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 18, 2014

STATION CASINOS LLC

(Exact name of registrant as specified in its charter)

Nevada	000-54193	27-3312261
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1505 South Pavilion Center Drive, Las Vegas, Nevada 89135

(Address of principal executive offices)

Registrant’s telephone number, including area code: (702) 495-3000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry Into a Material Definitive Agreement

As previously announced, effective March 1, 2013, the Company,  as borrower, entered into a credit agreement (the “Credit Agreement”) with Deutsche Bank AG Cayman Islands Branch, as administrative agent, and the other lenders party thereto, pursuant to which the Company received approximately $1,625 million in aggregate principal amount of term loans and a $350 million revolving credit facility.  On March 18, 2014, the Company, the Station Parties (as defined therein), Deutsche Bank AG Cayman Islands Branch, as administrative agent, and the lenders party thereto entered into that certain First Amendment to Credit Agreement (the “Amendment”).  Pursuant to the terms of the Amendment and in accordance with the Credit Agreement, the lenders party to the Amendment, being all Lenders then party to the Credit Agreement, agreed to the following modifications of the Credit Agreement: (A) the definition of “Applicable Rate” was amended to reduce the margin for (i) eurodollar rate loans from 4.00% to 3.25% and (ii) base rate loans from 3.00% to 2.25%; and (B) the period during which a one percent (1.00%) premium may be charged by the Lenders upon the occurrence of an amendment or refinancing that has the effect, among other things, of reducing the effective interest rate applicable to the term loans, was extended to the one (1) year anniversary of the Amendment.  All other terms and conditions of the Credit Agreement remain the same.

The foregoing description is qualified in its entirety by reference to the full text of the Amendment, filed as Exhibit 10.1 hereto and incorporated by reference herein.

Item 9.01.                                        Financial Statements and Exhibits

(d)           Exhibits

The following material is being furnished as an exhibit to the Current Report on Form 8-K.

Exhibit Number	Description
10.1.

First Amendment to Credit Agreement dated as of March 18, 2014, by and among Station Casinos LLC, as borrower, the Station Parties (as defined therein) parties thereto, Deutsche Bank AG Cayman Islands Branch, as administrative agent, and each Lender (as defined therein) party thereto.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Station Casinos LLC

Date: March 21, 2014	By:	/s/ Marc J. Falcone
Marc J. Falcone
Executive Vice President, Chief Financial
Officer and Treasurer

3

Exhibit 10.1

FIRST AMENDMENT TO CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT (this “First Amendment”), dated as of March 18, 2014 and effective as of the Effective Date (as hereinafter defined), is made and entered into by and among STATION CASINOS LLC, a Nevada limited liability company (the “Borrower”), the other Station Parties (as hereinafter defined), each of the Lenders (as hereinafter defined) party hereto and Deutsche Bank AG Cayman Islands Branch, as administrative agent under the Credit Agreement referred to below (in such capacity, the “Administrative Agent”).

RECITALS

A.                                    The Borrower and the Lenders are parties to that certain Credit Agreement, dated as of March 1, 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among the Borrower, the banks, financial institutions and other entities from time to time party thereto as lenders (including the L/C Issuer and Swing Line Lender) (collectively, the “Lenders”), and the Administrative Agent.

B.                                    In connection with the Credit Agreement, the Loan Parties executed various Loan Documents to guaranty and/or secure the obligations of the Borrower under the Credit Agreement.

C.                                    The Borrower has requested that the Lenders party hereto agree to amend the Credit Agreement subject to, and in accordance with, the terms and conditions set forth herein.

D.                                    The Lenders party hereto are willing to agree to enter into this First Amendment, subject to the conditions and on the terms set forth below.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower, each of the other Loan Parties party hereto (collectively, the “Station Parties”) and each of the Lenders party hereto agree as follows:

1.                                      Definitions.  Except as otherwise expressly provided herein, capitalized terms used in this First Amendment shall have the meanings given in the Credit Agreement, and the rules of interpretation set forth in the Credit Agreement shall apply to this First Amendment.

2.                                      Amendments to Credit Agreement.

(a)                                 The following new definition is hereby added to Section 1.01 of the Credit Agreement, inserted in proper alphabetical order:

“First Amendment Effective Date” shall mean the “Effective Date” as defined in that certain First Amendment to Credit Agreement, dated as of March 18, 2014, among the Borrower, the other Loan Parties party thereto, the Administrative Agent and the Lenders party thereto.

(b)                                 The definition of “Applicable Rate” in Section 1.01 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“Applicable Rate” means (a) with respect to B Term Loans, a percentage per annum equal to (A) for Eurodollar Loans, 3.25%, (B) for Base Rate Loans, 2.25% and (b) with respect to Revolving Credit Loans, the Applicable Revolving Credit Rate.

(c)                                  The first sentence of Section 2.05(d) of the Credit Agreement is hereby amended by deleting the terms “one (1) year anniversary of the Closing Date” and replacing such terms with “one (1) year anniversary of the First Amendment Effective Date”.

3.                                      Representations and Warranties.  To induce the Lenders party hereto to agree to this First Amendment, the Borrower and each of the Station Parties represents to the Lenders and the Administrative Agent that as of the date hereof and as of the Effective Date:

(a)                                 the Borrower and each of the Station Parties has all requisite power and authority to enter into, execute and deliver this First Amendment and to carry out the transactions contemplated by, and to perform its obligations under or in respect of, this First Amendment;

(b)                                 the execution and delivery of this First Amendment and the performance of the obligations of the Borrower and each of the Station Parties under or in respect of this First Amendment have been duly authorized by all necessary corporate or other organizational action on the part of the Borrower and each of the Station Parties;

(c)                                  the execution and delivery of this First Amendment and the performance of the obligations of such Loan Party under or in respect of this First Amendment do not and will not (i) contravene the terms of such Person’s Organizational Documents, (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than Permitted Liens), or require any payment to be made under (A) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (B) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject, or (iii) violate any material Laws;

(d)                                 this First Amendment has been duly executed and delivered by the Borrower and each of the Station Parties and constitutes a legal, valid and binding obligation of the Borrower and each of the Station Parties, enforceable against the Borrower and each of the Station Parties in accordance with its terms, except as enforceability may be limited by (a) bankruptcy, insolvency, fraudulent conveyance, reorganization or similar laws relating to or affecting the

2

enforcement of creditors’ rights generally, (b) general equitable principles (whether considered in a proceeding in equity or at law), and (c) requirements of reasonableness, good faith and fair dealing;

(e)                                  after giving effect to this First Amendment, no event has occurred and is continuing or will result from the execution and delivery of this First Amendment or the performance by the Borrower and the Station Parties of their obligations hereunder that would constitute a Default or an Event of Default; and

(f)                                   each of the representations and warranties made by such Loan Party in or pursuant to the Loan Documents to which it is a party, as amended hereby, is true and correct in all material respects on and as of the Effective Date as if made on and as of such date; provided, that, to the extent that such representations or warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further, that, any representation or warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects on such respective dates.

4.                                      Effectiveness of this First Amendment.  This First Amendment shall be effective only if and when:

(a)                                 the Borrower, the Station Parties, and each Lender who has consented hereto have delivered their fully executed signature pages hereto to the Administrative Agent;

(b)                                 each of the representations and warranties contained in Section 3 of this First Amendment shall be true and correct in all material respects and, in furtherance thereof, the Borrower and each of the Station Parties shall have received all necessary approvals and/or consents from the Gaming Authorities in form and substance satisfactory to the Administrative Agent for the execution and delivery of this First Amendment and the performance of the obligations of the Borrower and each of the Station Parties under or in respect of this First Amendment;

(c)                                  the Administrative Agent shall have received legal opinions reasonably satisfactory to it from the Borrower’s counsel with respect to Nevada and New York law matters;

(d)                                 the Administrative Agent shall have received, executed by a Responsible Officer or other authorized signatory of the signing Loan Party that is party thereto and in form and substance reasonably satisfactory to the Administrative Agent, such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer or other authorized signatory thereof authorized to act as a Responsible Officer and/or execute documents in connection with this First Amendment and the other Loan Documents to which such Loan Party is a party or is to be a party on the Effective Date;

3

(e)                                  at such time that this First Amendment becomes effective, all Term Loans are held by Term Lenders who have consented to this First Amendment with respect to their entire respective Term Loans at such time; and

(f)                                   the Borrower shall have paid all fees and expenses owed to the Administrative Agent, the Joint Lead Arrangers and the Lenders (including fees and expenses of counsel) accrued through and including the Effective Date to such Administrative Agent, Joint Lead Arrangers and Lenders (or to such counsel).

This First Amendment shall be effective on the date (the “Effective Date”) on which all of the foregoing conditions are satisfied (such conditions to be satisfied no later than March 19, 2014).

5.                                      Acknowledgments.  By executing this First Amendment, each of the Station Parties (a) consents to this First Amendment and the performance by the Borrower and each of the other Station Parties of their obligations hereunder, (b) acknowledges that notwithstanding the execution and delivery of this First Amendment, the obligations of each of the Station Parties under the Guaranty Agreement, the Pledge Agreement, the Security Agreement and each of the other Loan Documents to which such Station Party is a party are not impaired or affected and the Guaranty Agreement, the Pledge Agreement, the Security Agreement and each such Loan Document continues in full force and effect and (c) affirms and ratifies, to the extent it is a party thereto, the Guaranty Agreement, the Pledge Agreement, the Security Agreement and each other Loan Document with respect to all of the Obligations as amended hereby.

6.                                      Miscellaneous.  THIS FIRST AMENDMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT AS EXPRESSLY PROVIDED THEREIN) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.  This First Amendment may be executed in one or more duplicate counterparts and, subject to the other terms and conditions of this First Amendment, when signed by all of the parties listed below shall constitute a single binding agreement.  Delivery of an executed signature page to this First Amendment by facsimile transmission or electronic mail shall be as effective as delivery of a manually signed counterpart of this First Amendment.  Except as amended hereby, all of the provisions of the Credit Agreement and the other Loan Documents shall remain in full force and effect except that each reference to the “Credit Agreement”, or words of like import in any Loan Document, shall mean and be a reference to the Credit Agreement as amended hereby.  This First Amendment shall be deemed a “Loan Document” as defined in the Credit Agreement.  Sections 10.16(b), 10.16(c) and 10.17 of the Credit Agreement shall apply to this First Amendment and all past and future amendments to the Credit Agreement and other Loan Documents as if expressly set forth herein or therein.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

4

IN WITNESS WHEREOF, the parties have caused this First Amendment to be duly executed as of the day and year first above written, to be effective as of the Effective Date.

STATION CASINOS LLC

By:	/s/ Richard J. Haskins
	Name:	Richard J. Haskins
	Title:	Secretary

STATION HOLDCO LLC

By:	/s/ Richard J. Haskins
	Name:	Richard J. Haskins
	Title:	Secretary

STATION VOTECO LLC

By:	/s/ Richard J. Haskins
	Name:	Richard J. Haskins
	Title:	Secretary

[Signature Page to First Amendment]

NP AUBURN DEVELOPMENT LLC	NP PALACE LLC
NP BOULDER LLC	NP PAST ENTERPRISES LLC
NP CENTERLINE HOLDINGS LLC	NP RANCHO LLC
NP DEVELOPMENT LLC	NP RED ROCK LLC
NP DURANGO LLC	NP RENO CONVENTION CENTER LLC
NP FH EXCESS LLC	NP RIVER CENTRAL LLC
NP FIESTA LLC	NP ROTMA LLC
NP GOLD RUSH LLC	NP SANTA FE LLC
NP GREEN VALLEY LLC	NP STEAMBOAT LLC
NP HANGER LEASECO LLC	NP SUNSET LLC
NP HORIZON PARK LLC	NP SUNSET LINDELL LLC
NP INSPIRADA LLC	NP TEXAS LLC
NP IP HOLDINGS LLC	NP TOWN CENTER LLC
NP LAKE MEAD LLC	SC RANCHO DEVELOPMENT, LLC
NP LML LLC	SC SP 1 LLC
NP LOSEE ELKHORN HOLDINGS LLC	SC SP 2 LLC
NP MAGIC STAR LLC	SC SP 3 LLC
NP MT. ROSE LLC	SC SP 4 LLC
NP NORTHERN NV ACQUISITIONS LLC	SC SP 5 LLC
NP OPCO HOLDINGS LLC	SC SP HOLDCO LLC
NP OPCO LLC	STATION DEVELOPMENT, LLC
STATION GVR ACQUISITION, LLC

each as a Subsidiary Guarantor

By:	/s/ Marc Falcone
	Name:	Marc Falcone
	Title:	Senior Vice President

[Signature Page to First Amendment]

SONOMA LAND ACQUISITION
COMPANY, LLC
NP FRESNO LAND ACQUISITIONS LLC
STATION CALIFORNIA, LLC
SC BUTTE DEVELOPMENT, LLC
SC BUTTE MANAGEMENT, LLC
SC MADERA DEVELOPMENT, LLC
SC MADERA MANAGEMENT, LLC
SC MICHIGAN, LLC
SC SONOMA DEVELOPMENT, LLC
SC SONOMA MANAGEMENT, LLC
NP SONOMA LAND HOLDINGS LLC

each as a Subsidiary Guarantor

By:	/s/ Scott M Nielson
Name: Scott M Nielson
Title: Secretary and Senior Vice President

[Signature Page to First Amendment]

Acknowledged:

DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH, as the Administrative Agent

By:	/s/ Mary Kay Coyle
	Name:	Mary Kay Coyle
	Title:	Managing Director

By:	/s/ Anca Trifan
	Name:	Anca Trifan
	Title:	Managing Director

[Signature Page to First Amendment]